Exhibit 3.2

SIXTH AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

This Sixth Amendment (this “Amendment”) to the Agreement of Limited Partnership of Landmark Apartment Trust of America Holdings, LP is made as of September 9, 2013, by Landmark Apartment Trust of America, Inc., a Maryland corporation, as general partner (the “General Partner”) of Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership, pursuant to authority granted to the General Partner in Section 11.01 of the Agreement of Limited Partnership of Landmark Apartment Trust of America Holdings, LP (f/k/a Apartment Trust of America Holdings, LP, Grubb & Ellis Apartment REIT Holdings, LP and NNN Apartment REIT Holdings, L.P.), dated as of December 27, 2005, as amended by the First Amendment thereto, dated as of June 3, 2010, as further amended by the Second Amendment thereto, dated as of June 28, 2011, as further amended by the Third Amendment thereto, dated as of August 3, 2012, as further amended by the Fourth Amendment thereto, dated as of June 28, 2013, as further amended by the Fifth Amendment thereto, dated as of July 22, 2013 (as so amended, the “Partnership Agreement”). Capitalized terms used and not defined shall have the meanings set forth in the Partnership Agreement.

WHEREAS, on June 28, 2013, the Board of Directors (the “Board”) of the General Partner adopted resolutions classifying and designating 22,500,000 shares of its previously unclassified preferred stock as shares of 8.75% Series D Cumulative Non-Convertible Preferred Stock, par value $0.01, of the General Partner (the “Series D Preferred Stock”).

WHEREAS, on June 28, 2013, the General Partner filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”) setting forth the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for 22,500,000 shares of Series D Preferred Stock, and on July 22, 2013, the General Partner filed an amendment to the Series D Articles Supplementary with the SDAT (as the same may be amended and in effect from time to time, the “Series D Articles Supplementary”).

WHEREAS, on September 9, 2013, the General Partner filed an amendment to the Series D Articles Supplementary with the SDAT to clarify the calculation of the related dividend period in connection with new issuances of the Series D Preferred Stock (the “Series D Articles Supplementary Amendment”).

WHEREAS, in connection with the filing of the Series D Articles Supplementary Amendment, the General Partner desires to effect corresponding amendments to the Partnership Agreement.

WHEREAS, the Partnership Agreement, as amended by this Amendment, shall be binding upon all Persons now or at any time hereafter who are Partners.

NOW, THEREFORE, BE IT RESOLVED, that the General Partner hereby amends the Partnership Agreement as follows:

1.	Amendments to Exhibit H of the Partnership Agreement.

(a) Section 1 of Exhibit H of the Partnership Agreement is hereby amended to replace the definition of “Distribution Period” with the following definition:

“Distribution Period” shall mean each accrual period during which Series D Preferred Partnership Units are issued and outstanding (beginning on the fifteenth day of each calendar month and ending on the fourteenth day of the subsequent calendar month); provided, however, that, with respect to each Series D Preferred Partnership Unit, (i) a “Distribution Period” shall commence on the Original Issue Date and on each New Issuance Date; and (ii) each “Distribution Period” shall end on the first to occur of (A) the day preceding the next succeeding New Issuance Date, (B) the next succeeding fourteenth day of the calendar month (whether such calendar month includes or follows the commencement of such Distribution Period), or (C) with respect to a Series D Preferred Partnership Unit that is redeemed, the date through and including the date on which such unit is redeemed.

2. Effect. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect; provided, however, that any calculations required to be made pursuant the Partnership Agreement as amended by this Amendment shall be made as if this Amendment had been in effect on and as of the Original Issue Date.

3. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions concerned herein shall not be affected thereby.

4. Entire Agreement; Governing Law. The Partnership Agreement, as amended by this Amendment, contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreement among them with respect thereto. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

[Signature on the Following Page.]

IN WITNESS WHEREOF, the undersigned has executed this Sixth Amendment to the Agreement of Limited Partnership, as amended, as of the date first set forth above.

GENERAL PARTNER:

LANDMARK APARTMENT TRUST OF AMERICA, INC.,
a Maryland corporation

By:	/s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer